Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-185175, effective November 28, 2012, File No. 333-142201, effective April 18, 2007, File No. 333-99911, effective September 20, 2002, and File No. 333-38836, effective June 8, 2000); and Form S-3 (File No. 333-166212, effective May 12, 2010) of our reports dated December 13, 2013 on (i) the consolidated financial statements of Asta Funding, Inc. and subsidiaries as of and for the year ended September 30, 2013 and (ii) the effectiveness of internal control over financial reporting as of September 30, 2013, all of which appear in the Annual Report on Form 10-K of Asta Funding, Inc. for the year ended September 30, 2013.

/s/ WeiserMazars LLP

New York, New York
December 13, 2013